Exhibit 10.15

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

License and Collaboration Agreement

Between

Visterra, Inc.

and

Serum Institute of India Ltd.

August 7, 2015

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into on August 7, 2015 (the “Effective Date”) between VISTERRA, INC., a Delaware corporation with its principal place of business at One Kendall Square, Suite B3301, Cambridge, MA 02139 (“Visterra”), and SERUM INSTITUTE OF INDIA LTD., a company incorporated under the Companies Act, 1956, and having its Registered Office at 212/2, Off Soli Poonawalla Road, Hadaspar, Pune 411028, India (“SIIL”). Visterra and SIIL are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Visterra is developing its proprietary antibody VIS513 for the treatment of Dengue Fever infections;

WHEREAS, SIIL has substantial expertise in the research, development, manufacture, distribution, sales, marketing and distribution of pharmaceutical products in the Licensed Territory and the Option Territory (as defined below); and

WHEREAS, Visterra desires to grant to SIIL, and SIIL desires to obtain, the right to develop, manufacture and commercialize product(s) containing VIS513 for the treatment of Dengue Fever infections in the Licensed Territory all on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1. “Adverse Event” means any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, and the severity thereof, whether or not determined to be attributable to any Product, including, without limitation, a medical occurrence temporarily associated with the use of a medicinal product but not necessarily causally related.

1.2. “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such

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Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.3. “Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in Boston, MA, USA, (c) a bank or other public holiday in Pune, India, or (d) with respect to administrative matters, but not the calculation and payment of amounts to be paid in connection with this Agreement, the nine (9) consecutive days beginning on December 24th and continuing through January 1st and the five (5) consecutive days of Diwali (as celebrated in Pune, India) to the extent not already covered in (a), (b) or (c).

1.4. “Calendar Quarter” means each of the three (3)-month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year, or the applicable portion of such period.

1.5. “Calendar Year” means each twelve (12)-month period commencing on January 1, and ending on December 31, or the applicable portion of such period; provided, that the first Calendar Year commences on the Effective Date and ends on December 31, 2015.

1.6. “Caribbean” means Antigua and Barbuda, Aruba, the Bahamas, Barbados, Cuba, Curacao, Dominica, Dominican Republic, Grenada, Haiti, Jamaica, Saint Kitts and Nevis, Saint Lucia, Saint Vincent and the Grenadines and Trinidad and Tobago.

1.7. “Central America” means Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua and Panama.

1.8. “Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, Manufacturing for commercial purposes, marketing, pricing, reimbursement, sale, and distribution of the Product, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Product support; (b) any post-marketing clinical studies for use in generating data to be submitted to Regulatory Authorities (and all associated reporting requirements); and (c) all customer support, Product distribution, invoicing and sales activities. “Commercialize” and “Commercializing” shall have correlative meanings.

1.9. “Commercially Reasonable Efforts” means: (a) where applied to carrying out specific tasks and obligations of a Party under this Agreement, expending reasonable, diligent, good faith efforts and resources to accomplish such task or obligation as such Party (on its own or acting through any of its Affiliates, sublicensees or subcontractors) would normally use to accomplish a similar task or obligation under similar circumstances; and (b) where applied to Development, Manufacture or Commercialization of a Product, the use of reasonable, diligent, good faith efforts and resources, in an active and ongoing program, as normally used by similarly-situated companies with respect to a company product having comparable commercial potential, stage of development, medical/scientific, technical and regulatory profile, and

License Agreement SIIL-Visterra – EXECUTION VERSION	Page 2

intellectual property protection, taking into account all Commercially Relevant Factors at the time such efforts are to be expended.

1.10. “Commercially Relevant Factors” means, with respect to a Product, including as applicable to such Product, all relevant factors that may affect the Development, Regulatory Approval or Commercialization of such Product, including (as applicable): safety, efficacy, quality or stability; product profile (including product modality, category and mechanism of action); stage of Development or life cycle status; Development, Regulatory Approval, manufacturing, and Commercialization costs and risk; feasibility of manufacture; the likelihood of obtaining Regulatory Approvals (including satisfactory price approvals) and the timing of such approvals; the current guidance and requirements for Regulatory Approval and the current and projected regulatory status; labeling or anticipated labeling; the then-current competitive environment external to the Parties and the likely competitive environment external to the Parties at the time of projected entry into the market (i.e., not taking into consideration any other Products or other products of the Parties); past performance; present and future market potential; existing or projected pricing, sales, reimbursement and profitability; pricing or reimbursement changes in relevant countries; proprietary position, strength and duration of patent protection and anticipated exclusivity; and other scientific, technical, regulatory, and commercial factors that the decision-making Party reasonably believes to be relevant to such Product.

1.11. “Confidential Information” means, with respect to a Party, all non-public, confidential or proprietary Information of such Party that is disclosed to the other Party (or its employees, consultants, Affiliates, officers, directors, attorneys, accountants, advisors or agents) on or after the Effective Date, whether in oral, written, graphic, or electronic form, together with other Information which a reasonable person would conclude is intended to remain confidential due to its nature or the circumstances under which it is disclosed. All Information disclosed by either Party pursuant to the Confidential Disclosure Agreement between the Parties dated June 10, 2013, as amended as of June 10, 2014, shall be deemed to be such Party’s Confidential Information disclosed hereunder.

1.12. “Control” means, with respect to any material, Information, or intellectual property right, that a Party or its Affiliates owns or has a license or right to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with, or obtaining the consent of, any Third Party. Notwithstanding the foregoing, material, Information or intellectual property rights subject to a Third Party payment obligation (other than payment obligations arising under the MIT Agreement) as a result of the grant of a license to the other Party or arising out of the practice or use of such material, Information or intellectual property right by the other Party shall only be deemed to be “Controlled” by a Party if the other Party agrees in writing to reimburse the granting Party for all such payments to the relevant Third Party.

1.13. “Develop” or “Development” means all activities relating to preparing and conducting preclinical testing, toxicology testing, human clinical studies, and regulatory activities (e.g., Regulatory Approval Applications) with respect to the Product and post-Regulatory Approval regulatory activities in connection with a Product, together with the

License Agreement SIIL-Visterra – EXECUTION VERSION	Page 3

Manufacturing of the Product for the purpose of conducting the foregoing activities.

1.14. “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.15. “European Union” or “EU” means the countries of the European Union as constituted on the Effective Date and as it may be expanded or contracted from time to time after the Effective Date and their respective territories and possessions.

1.16. “Field” means the treatment and prevention of Dengue Fever infections in humans.

1.17. “First Commercial Sale” means the first sale to a Third Party of a Product in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction.

1.18. “GAVI Alliance” means the Global Alliance for Vaccines and Immunization (GAVI), an independent non-profit organization established under the laws of Switzerland, with the purpose of providing support for improvements of vaccinations and immunization in the poorest countries of the world.

1.19. “GAVI-Eligible Countries” means all countries in the Licensed Territory which are deemed GAVI-eligible countries by the GAVI Alliance, as such GAVI-eligible countries may be added or deleted by the GAVI Alliance from time to time, and any other country that may be added as a “Developing Country” under the MIT Agreement. As of the Effective Date, India and Sri Lanka are the only GAVI-Eligible Countries in the Licensed Territory.

1.20. Generic Product” means, with respect to a Product in the Field in a particular country in the Licensed Territory, another pharmaceutical product that is: (a) a Product; (b) approved for use in such country by the relevant Regulatory Authority; and (c) commercialized by a Third Party who has not obtained the right or access to such product (through sublicense, subcontract or chain of distribution) from SIIL or its Affiliates or sublicensees.

1.21. “Good Manufacturing Practice” means all applicable then-current standards for Manufacturing, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.22. “Information” means any data, results, technology, business information and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, tools, methods, methodologies, designs, prototypes, processes, drawings, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, source code, personnel information, marketing reports, customer lists, pricing information, financial information, marketing plans, development plans, expertise, technology, models, clinical trial designs, test data (including pharmacological, biological, chemical, biochemical,

License Agreement SIIL-Visterra – EXECUTION VERSION	Page 4

toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data, databases and procedures.

1.23. “Initiation” means, with respect to a clinical study of a Product, the first dosing of the first human subject for such clinical study with the Product.

1.24. “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.25. “Licensed Antibody” means Visterra’s proprietary engineered monoclonal antibody known as VIS513 having the amino acid sequence set forth on Exhibit A attached hereto.

1.26. “Licensed Territory” means India, Pakistan, Bangladesh, Nepal, Bhutan, Maldives and Sri Lanka.

1.27. “Manufacture” or “Manufacturing” means any and all activities directed to producing, manufacturing, scaling-up, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a pharmaceutical product or any component or form thereof (including production of drug substance and drug product, in bulk form, for preclinical and clinical studies and for Commercialization).

1.28. “MIT Agreement” means that certain Exclusive Patent License Agreement between the Massachusetts Institute of Technology (“MIT”) and Visterra dated November 15, 2013, as amended from time to time.

1.29. “MIT Patents” means the Patents licensed to Visterra pursuant to the MIT Agreement.

1.30. “Net Sales” means the gross amount billed by SIIL and its Affiliates, excluding distributors and wholesalers, for any Product sold to Third Parties other than sublicensees as determined in accordance with SIIL’s accounting standards as consistently applied, less a deduction of the following, in each case, to the extent actually accrued, discounted or credited, as applicable, and without duplication:

(a) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(b) amounts repaid or credited by reason of defects, rejections, recalls or returns;

(c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Product which is paid by or on behalf of SIIL;

(d) outbound transportation costs prepaid or allowed and costs of insurance in transit;

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(e) rebates and chargebacks to customers and third parties;

(f) sales, transfers or other dispositions of Product for test marketing, sampling, promotional, charitable, compassionate use (or similar programs), donations (for example, to non-profit institutions or government agencies), pre-clinical, clinical or regulatory purposes; and

(g) amounts provided or credited to customers through coupons and other discount programs.

Net Sales shall occur on the earlier of the receipt of payment or ninety (90) days after the date of billing for a Product. If a Product is distributed at a discounted price that is substantially lower than the customary price charged by SIIL (taking into account customary pricing for a governmental entity), or distributed for non-cash consideration (whether or not at a discount), Net Sales shall be calculated based on the non-discounted amount of the Product charged to an independent Third Party during the same Calendar Quarter or, in the absence of such sales, on the fair market value of the Product.

Non-monetary consideration shall be valued based on the fair market value of such non-monetary consideration, including all relevant and material elements of such consideration, as agreed by the Parties in good faith.

Net Sales shall be calculated only once with respect to each Product sold by SIIL or its Affiliates, even if such Product is sold more than once in the course of its transfer to the ultimate end-user. The foregoing notwithstanding, Net Sales shall not include transfers among SIIL and any Affiliate unless the recipient does not intend to further sell or transfer the Product and is the end user thereof.

1.31. “North America” means Canada, the United States and Mexico and their respective territories and possessions.

1.32. “Option Period” means the period beginning on the Effective Date and ending on the date that is [**] days following SIIL’s generation of top line clinical data from the first Phase 2 Clinical Study of the Product in lab-confirmed Dengue Fever patients; provided, that the Option Period may be earlier terminated as set forth in Section 2.9(c).

1.33. “Option Territory” means all countries and territories in the world excluding the Licensed Territory and the Retained Territory.

1.34. “Patents” means (a) pending patent applications, issued patents, utility models and designs, (b) provisionals, nonprovisionals, reissues, substitutions, confirmations, registrations, validations, re-examinations, revalidations, extensions, additions, continuations, continued prosecution applications, supplementary protection certificates, PCTs, continuations-in-part, or divisions of or to any patents, patent applications, utility models or designs, and all patents issued on any of the foregoing and (c) any foreign equivalent or counterpart of the foregoing.

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1.35. “Phase 1 Clinical Study” means a clinical study in humans which provides for the first introduction into humans of a pharmaceutical product, conducted in normal subjects or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, as further defined by Indian Regulatory Authorities.

1.36. “Phase 2 Clinical Study” means a clinical study in humans of the safety, dose ranging and efficacy of a pharmaceutical product, as further defined by Indian Regulatory Authorities, Federal Regulation 21 C.F.R. § 312.21(b) or its foreign equivalents.

1.37. “Phase 3 Clinical Study” means a controlled clinical study, or a portion of a controlled study, in humans of the efficacy and safety of a pharmaceutical product, which study (in its entirety or portion, as applicable), is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file an application to obtain Regulatory Approval, as further defined by Indian Regulatory Authorities.

1.38. “Product” means any product for the Field comprising or containing the Licensed Antibody, alone or in combination with other active pharmaceutical ingredients or agents, in any and all forms, in current and future formulations, dosage forms and strengths, and delivery modes; provided, however, that Product shall not include another therapeutically-active compound or antibody (other than a Licensed Antibody) that is Covered by or embodies any Patents or Information and that are, in either case, Controlled by Visterra or any of its Affiliates, without Visterra’s prior written consent.

1.39. “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, all approvals, registrations, licenses or authorizations from the relevant Regulatory Authority in a country or jurisdiction that is specific to Product and necessary to market and sell such Product in such country or jurisdiction and related pricing and reimbursement approvals, to the extent such approvals would be obtained in the ordinary course.

1.40. “Regulatory Approval Application” means an application to the appropriate Regulatory Authority for Regulatory Approval in any particular country or jurisdiction (e.g., an NDA or BLA).

1.41. “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other governmental entity involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction.

1.42. “Regulatory Exclusivity” means market or data exclusivity granted by a governmental authority to prevent the entry of Generic Products onto the market, including new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity and 180-day generic product exclusivity, or any equivalent of the foregoing in the Licensed Territory.

1.43. “Regulatory Filings” means, with respect to the Product, any submission to a Regulatory Authority of any appropriate regulatory application specific to the Product, and shall

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include any submission to a regulatory advisory board and any supplement or amendment thereto.

1.44. “Retained Territory” means all countries and territories in North America, Central America, the Caribbean, South America and the EU and Australia, Japan, Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam.

1.45. “Serious Adverse Events” means an Adverse Event which results in death or is immediately life-threatening or results in persistent and significant disability/incapacity or results in congenital abnormally and medically important event or requires in-patient hospitalization or prolongation of existing hospitalization.

1.46. “SIIL Know-How” means all Information Controlled by SIIL and used by or on behalf of SIIL to make, use and sell Product. For clarity, SIIL Know-How excludes rights granted under the SIIL Patents.

1.47. “SIIL Manufacturing Technology” means SIIL Know How and those SIIL Patents utilized by SIIL in the manufacture of a product containing the Licensed Antibody Products.

1.48. “SIIL Patent” means all Patents that (a) are Controlled by SIIL or its Affiliates as of the Effective Date or at any time during the Term (excluding SIIL’s interest in any Joint Patents), and (b) but for the licenses granted herein and assuming the issuance of the claims in any unissued claims part of a Valid Claim of any such Patent, would be infringed by the developing, making, using, offering for sale, selling or importing of the Product in the territory contemplated by any relevant license herein.

1.49. “SIIL Technology” means the SIIL Patents and SIIL Know-How.

1.50. “South America” means Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, Guyana, Paraguay, Peru, Suriname, Uruguay and Venezuela.

1.51. “Taxes” means taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of Products, including consumption taxes.

1.52. “Third Party” means any person or entity other than Visterra or SIIL or their respective Affiliates.

1.53. “Valid Claim” means, with respect to any country: (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, tribunal, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, post grant opposition, revocation, re-examination or disclaimer or otherwise; and (b) a claim of a pending patent application in such country covering the applicable product, in each case that has been pending less than [**] years from the earliest date on which such patent application claims priority and which claim

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was filed and is being prosecuted in good faith and has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

1.54. “Visterra Know-How” means all Information that is Controlled by Visterra or its Affiliates as of the Effective Date or during the Term and is necessary or reasonably useful for the Development, Manufacture or Commercialization of the Licensed Antibody or Product in the Field. Without limiting the foregoing, except as set forth below, Visterra Know-How includes all data, results and other Information generated from or obtained by clinical studies and other tests Controlled by Visterra or its Affiliates and any Information described in Regulatory Filings filed with any Regulatory Authority in the Visterra Territory with respect to the Product to the extent Controlled by Visterra or its Affiliates. Notwithstanding the foregoing, Visterra Know-How shall not include Information controlled by a Third Party that acquires Visterra pursuant to an Acquisition and such Information (a) existed as of the date of closing of such acquisition or merger or (b) was developed after the date of closing of such acquisition or merger without using Visterra Know-How or inventions claimed in Visterra Patents. For clarity, Visterra Know-How excludes rights granted under the Visterra Patents and SIIL Technology.

1.55. “Visterra Patents” means all Patents in the Licensed Territory that (a) are Controlled by Visterra or its Affiliates as of the Effective Date or at any time during the Term (excluding Visterra’s interest in any Joint Patents), and (b) but for the licenses granted herein, would be infringed by the developing, making, using, offering for sale, selling or importing of the Licensed Antibody or Product by SIIL or its Affiliates in the Field in the Licensed Territory. Notwithstanding the foregoing, Visterra Patents shall not include Patents controlled by a Third Party that acquires Visterra pursuant to an Acquisition if such Patents (a) existed as of the date of closing of such acquisition or merger or (b) was developed after the date of closing of such acquisition or merger without using Visterra Know-How or inventions claimed in Visterra Patents. The Visterra Patents existing as of the Effective Date in the Licensed Territory are set forth on Exhibit B attached hereto. For clarity, Visterra Patents exclude rights granted under the Visterra Know-How and SIIL Technology.

1.56. “Visterra Technology” means the Visterra Patents and Visterra Know-How.

1.57. “Visterra Territory” means (a) prior to the execution of an Option Amendment, the Retained Territory and the Option Territory and (b) after the execution of an Option Amendment, the Retained Territory.

ARTICLE 2

LICENSES AND TERRITORY OPTION

2.1. License to SIIL under Visterra Technology.

(a) License. Subject to the terms of this Agreement, Visterra hereby grants SIIL and its Affiliates during the Term (i) an exclusive (even as to Visterra), non-sublicensable, royalty-bearing license and, as the case may be, sublicense subject to Section 2.1(b), under the Visterra Technology and Visterra’s interest in the Joint Patents, to research, Develop, have

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Developed, make, have made, use, sell, offer for sale, have sold, import, export and otherwise Commercialize and exploit the Product in the Field in the Licensed Territory and (ii) a non-exclusive, non-sublicensable, royalty-bearing license under the Visterra Technology to make and have made the Licensed Antibody and Product in the Netherlands, solely for export to, use or sale of the Product in the Licensed Territory.

(b) Visterra Retained Rights. Visterra and its Affiliates hereby retain the exclusive right under the Visterra Technology to: (i) practice Visterra Technology to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more licensees; and (ii) practice and license Visterra Technology outside the scope of the licenses granted to SIIL under Section 2.1(a), including to Develop Products for the purpose of obtaining Regulatory Approval outside the Licensed Territory, to make and have made Products for use outside the Licensed Territory, and to use, import, offer for sale, sell and otherwise Commercialize Products but solely for end use outside of the Licensed Territory.

(c) MIT Retained Rights. SIIL acknowledges that MIT retains the right on behalf of itself and all other non-profit research institutions to practice under the MIT Patents for research, teaching, and educational purposes to the extent specifically set forth in the MIT Agreement.

2.2. License to Visterra. SIIL hereby grants Visterra:

(a) during the Term, a non-exclusive, fully-paid, royalty free license, with the right to grant sublicenses to Third Party service providers acting on Visterra’s behalf (subject to the restrictions set forth below), under the SIIL Technology solely to perform Visterra’s obligations under this Agreement;

(b) a perpetual, royalty-free, fully-paid, non-exclusive license, with the right to grant sublicenses, under SIIL’s interest in the Joint Patents to research, Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize Products in the Visterra Territory;

(c) a perpetual, non-exclusive or exclusive (to be mutually agreed by the Parties in good faith) license, with the right to grant sublicenses (through multiple tiers), under the SIIL Manufacturing Technology to research, Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize products containing the Licensed Antibody for the Field in the Visterra Territory, such license under this subsection (c) shall bear commercially reasonable consideration to be negotiated in good faith by the Parties, taking into account the commercial value of such SIIL Manufacturing Technology and scope of license granted to Visterra; and

(d) a perpetual, non-exclusive license, with the right to grant sublicenses (through multiple tiers), under the SIIL Technology (other than SIIL Manufacturing Technology) to research, Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize products containing the Licensed Antibody in the Field in the Visterra Territory, which license shall (i) with respect to SIIL Technology that (A) covers or claims the composition, manufacture, use or sale of the Licensed Antibody or (B) was generated by or on

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behalf of SIIL under this Agreement with respect to the Licensed Antibody, be royalty-free and fully-paid, and (ii) with respect to SIIL Technology that is not covered by subsection (d)(i) above, bear commercially reasonable consideration to be negotiated in good faith by the Parties, which consideration shall be determined by the Parties taking into account the commercial value of such SIIL Technology and scope of license granted to Visterra.

2.3. Rights of Reference.

(a) Visterra hereby grants to SIIL and its Affiliates a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to any Regulatory Filings Controlled by Visterra or any of its Affiliates on the Effective Date and during the Term and all data contained therein, in each case, that are necessary or useful to Develop, Manufacture or Commercialize the Licensed Antibody or Product in the Field in the Licensed Territory in accordance with this Agreement.

(b) SIIL hereby grants to Visterra a freely-sublicensable “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to any Regulatory Filings Controlled by SIIL or any of its Affiliates on the Effective Date and during the Term and all data contained therein, in each case, that are necessary or useful to Develop, Manufacture or Commercialize the Licensed Antibody or Product in the Visterra Territory.

2.4. Negative Covenant; No Implied License. SIIL covenants that it shall not, and it shall not permit any of its Affiliates to, use or practice any Visterra Technology outside the scope of the license granted to it under Section 2.1 above. Visterra covenants that it shall not, and it shall not permit any of its Affiliates to, use or practice any SIIL Technology outside the scope of the license granted to it under Section 2.2. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks or Patents owned or Controlled by the other Party.

2.5. Diversion. Each Party shall use Commercial Reasonable Efforts to ensure Products sold by, or with the permission of, such Party or its Affiliates or licensees is for end use in its respective territory. If a Party becomes aware that a product is being diverted to another territory, then it shall promptly notify the other Party of the same with the full details available to it, and the Parties shall promptly investigate the matter and discuss and agree upon a commercially reasonable remediation plan within sixty (60) days thereafter. Such plan shall be implemented within thirty (30) days thereafter.

2.6. Other Products. During the Term, except pursuant to and in accordance with the terms of this Agreement, neither SIIL nor any of its Affiliates shall directly or indirectly develop, manufacture or commercialize any therapeutic product containing an antibody as an active ingredient in the Licensed Territory that is indicated for the treatment of Dengue Fever infections in humans. Visterra acknowledges that SIIL, as of the Effective Date, has existing development programs and activities with respect to treatments of Dengue Fever, and, notwithstanding anything to the contrary herein, except as set forth above in this Section 2.6, this Agreement shall not in any way restrict SIIL’s freedom to exploit any product opportunities or to conduct development or commercialization activities, now and in future, against Dengue Fever either by

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way of preventive products, curative products or therapeutic treatments.

2.7. MIT Rights in India & Sri Lanka. The following applies to the extent specifically required by the MIT Agreement for Visterra’s compliance therewith. For clarity, SIIL is not a party to the MIT Agreement and has no direct obligations to MIT pursuant to this Agreement.

(a) If Visterra or any of its Affiliates receives, or if MIT notifies Visterra that it has received, a bona fide request from a capable Third Party for a license under the MIT Patents to Develop and Commercialize a Product at affordable prices in India or Sri Lanka and the Product is not being sold (including without limitation sufficient supply to meet market demand at reasonable costs) or diligently developed for sale by SIIL or an Affiliate for end use in India or Sri Lanka, as applicable, then Visterra shall promptly notify SIIL of such inquiry (an “Inquiry Notice”). So long as SIIL is not in material breach of its relevant obligations hereunder, Visterra shall use its best efforts to respond to MIT in connection with the Inquiry Notice in a manner agreed upon by the Parties, provided that any response shall, to the extent consistent with Visterra’s reasonable good faith belief, include confirmation of SIIL’s compliance with its obligations hereunder and Visterra’s belief that exclusivity should be maintained with respect to the license grants under Section 2.1 of the MIT Agreement.

(b) Within [**] months of such Inquiry Notice, Visterra may enter into a non-exclusive sublicense agreement containing commercially reasonable terms and conditions with such Third Party for the requested Product in India or Sri Lanka, as applicable. SIIL acknowledges that if Visterra does not grant a sublicense under the MIT Patents to the Third Party within [**] months of such Inquiry Notice, and MIT, at its sole discretion, determines that a sublicense to the Third Party is reasonable under the totality of the circumstances (taking into account development efforts of SIIL and its Affiliates) to make Products available in India or Sri Lanka, as applicable, then MIT shall have the right to grant a non-exclusive license under the MIT Patents to such Third Party in such territory. For clarity, the foregoing non-exclusive licenses contemplated under this Section 2.7(b) shall not apply to any Visterra Patents (other than the MIT Patents) licensed to SIIL hereunder.

2.8. Disclosure of Know-How. Visterra shall, as soon as practicable after the Effective Date but in no event later than [**] months after the Effective Date, and from time to time during the Term thereafter on the reasonable request of SIIL, disclose to SIIL in writing Visterra Know-How that is necessary for the Development, Manufacture or Commercialization of the Product. Without limiting the foregoing, Visterra shall transfer the Visterra Know-How identified on Schedule 2.8 to SIIL in accordance with the timelines specified on Schedule 2.8. SIIL shall disclose to Visterra in writing the SIIL Know-How that is licensed to Visterra as contemplated by this Agreement, (i) as soon as practicable after the Effective Date but in no event later than [**] months after the Effective Date, and from time to time during the Term thereafter on the reasonable request of Visterra, with respect to SIIL Know-How under Section 2.2(a), and (ii) from time to time during the Term on the reasonable request of Visterra, with respect to SIIL Know-How under Section 2.2(d).

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2.9. Option Territory.

(a) Grant of Option. During the Term and subject to the other terms and conditions of this Agreement, Visterra hereby grants SIIL an exclusive option during the Option Period, exercisable in accordance with Section 2.9(b), for SIIL to obtain a non-exclusive, royalty-bearing license, under the Visterra Technology, to research, Develop, make, have made, use, sell, offer for sale, have sold, import, export and otherwise Commercialize and exploit the Product in the Field in the Option Territory (the “Option”).

(b) Exercise of Option.

(i) Subject to Section 2.9(c), SIIL may exercise the Option at any time during the Option Period upon delivery of written notice to Visterra (the “Option Exercise Notice”). If SIIL does not exercise the Option by the end of the Option Period, or if SIIL provides Visterra with written notification at any time prior to the end of the Option Period that it will not exercise the Option, then the Option shall expire without being exercised, and Visterra shall have the right to, either by itself or with a Third Party, research, Develop, Manufacture and Commercialize the Product in the Option Territory without further obligation to SIIL.

(ii) If SIIL exercises its Option within the Option Period then, promptly after Visterra’s receipt of the Option Exercise Notice, the Parties shall negotiate in good faith, for a period of [**] days after Visterra’s receipt of such Option Exercise Notice (the “Negotiation Period”), an amendment to this Agreement pursuant to which the Licensed Territory would be expanded to include the Option Territory on a non-exclusive basis and SIIL would agree to meet certain agreed upon Development and Commercialization diligence milestones within an agreed upon time period (the “Option Amendment”). Within [**] days after the execution of the Option Amendment by both Parties, SIIL shall pay to Visterra a one-time, non-refundable and non-creditable upfront fee of [**] Dollars ($[**]). The Option Amendment shall only be effective upon Visterra’s receipt of such payment. If the Parties, despite good faith negotiations, are unable to enter into such Option Amendment within the Negotiation Period, then Visterra shall have the right to, either by itself or with a Third Party, research, Develop, Manufacture and Commercialize the Product in the Option Territory without further obligation to SIIL

(c) Option Acceleration.

(i) If, any time during the Option Period, Visterra receives a bona fide request from a Third Party to discuss or negotiate an agreement pursuant to which such Third Party would Develop and Commercialize the Product in the Option Territory (or one or more countries therein), Visterra shall so notify SIIL. SIIL shall have [**] days after its receipt of such notice to exercise the Option as provided in Section 2.9(b). If SIIL does not exercise the Option by the end of such [**] day period, or if SIIL provides Visterra with written notification at any time prior to the end of such [**] day period that it does not wish to exercise the Option, then the Option Period shall terminate, the Option shall expire without being exercised, and Visterra shall have the right to, either by itself or with a Third Party, research, Develop, Manufacture and Commercialize the Product in the Option Territory without further obligation to SIIL.

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(ii) If, at any time during the Option Period, SIIL elects to make reference in any Regulatory Filing to any top-line clinical data from a Phase 2 Clinical Study of the Product in lab-confirmed Dengue Fever patients that was conducted by Visterra or a Third Party licensee, collaborator or contractor of Visterra, SIIL shall promptly notify Visterra of such election. SIIL shall have [**] days after delivery of such notice to exercise the Option as provided in Section 2.9(b). If SIIL does not exercise the Option by the end of such [**] day period, or if SIIL provides Visterra with written notification at any time prior to the end of such [**] day period that it does not wish to exercise the Option, then the Option Period shall terminate, the Option shall expire without being exercised, and Visterra shall have the right to, either by itself or with a Third Party, research, Develop, Manufacture and Commercialize the Product in the Option Territory without further obligation to SIIL.

ARTICLE 3

MANAGEMENT AND GOVERNANCE

3.1. Joint Steering Committee.

(a) Formation and Authority. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to provide input and exchange information concerning the Development, Manufacture, and Regulatory Approval process and Commercialization activities being conducted by SIIL or its Affiliates hereunder with respect to the Product. Neither the JSC nor any subcommittee or alliance manager shall have any power to amend, modify, or waive compliance with this Agreement or increase the obligations of either Party. In conducting themselves on the JSC and the subcommittees, and as alliance managers, and in exercising their rights under this Section 3.1, all representatives of either Party shall consider diligently, reasonably and in good faith all input received from the other Party, and shall use reasonable efforts to reach unanimity, where required, on any decision or advice the JSC offers to either or both Parties.

(b) Members. Within thirty (30) days following the Effective Date, each Party shall initially appoint two (2) representatives to the JSC, each of whom shall have sufficient experience in the subject matter of this Agreement, and shall inform the other Party about the appointments. The JSC may change its size from time to time by mutual written consent of the Parties; provided that the JSC shall at all times consist of an equal number of representatives of each Party. Each Party may replace its JSC representatives at any time upon at least ten (10) days prior notification, in writing or electronically, to the other Party. Both Parties shall use reasonable efforts to keep an appropriate level of continuity in representation. Upon prior notification, in writing or electronically, to the JSC, each Party may invite no more than two (2) non-members to participate in the discussions and meetings of the JSC. Such participation shall be subject to the consent of both Parties, such consent not to be unreasonably withheld, conditioned or delayed. The JSC shall have a chairperson, who shall serve for a term of one year, and who shall be selected alternately, on an annual basis, by Visterra or SIIL. The initial chairperson shall be selected by Visterra. The role of the chairperson shall be only to administer the meetings of the JSC in a manner intended to ensure equal participation of each Party, and to ensure the prompt preparation of the minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.

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(c) Meetings. The JSC shall meet at least once every six (6) months during the Term unless the Parties mutually agree in writing to a different frequency for such meetings. The JSC shall hold its first meeting within sixty (60) days of the Effective Date. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by at least ten (10) Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, and such Party shall provide the JSC no later than five (5) Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision. No later than ten (10) Business Days prior to any meeting of the JSC, the chairperson of the JSC or a designate shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, prior to such meeting. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least one (1) meeting per Calendar Year shall be in person unless the Parties mutually agree in writing to waive such requirement in lieu of a videoconference or teleconference. In-person JSC meetings shall be held at a mutually agreeable location or alternating each meeting between a location selected by Visterra and by SIIL. Each Party shall bear the expense of its respective JSC members’ participation in JSC meetings. Translators at any meetings related to this Agreement shall be the responsibility of the Party requiring translation. All documents shared by one Party with the other Party will be provided in the form and language in which the document is customarily maintained. Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting. The chairperson of the JSC or a designate shall be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, material decisions made at such meetings. The JSC chairperson or a designate shall send draft meeting minutes to each member of the JSC for review and approval within twenty (20) days after each JSC meeting. Such minutes shall be deemed approved unless one or more members of the JSC object to the accuracy of such minutes within twenty (20) days of receipt. Any objections shall be resolved by the Parties within ten (10) days thereafter. If no resolution is reached in such ten (10) day period, then the Parties shall record, with the assistance of their legal counsel, the details of the dispute.

(d) JSC Responsibilities. The JSC shall:

(i) perform its designated roll regarding the Parties’ conduct under the Research and Development Plan and the Development of the Product in the Field in the Licensed Territory by SIIL (provided that the JSC shall not be involved in the day-to-day management of the Development, Manufacture or Commercialization of the Product) as further set forth in this Agreement;

(ii) prepare and approve annual or interim amendments to the Research and Development Plan;

(iii) discuss and endeavor to resolve any disputes arising out of this Agreement;

(iv) review and comment upon the Commercialization Plan presented to the JSC by SIIL in accordance with Section 6.1;

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(v) appointment of alliance managers;

(vi) review and discuss the Publication Strategy for the Products;

(vii) review and discuss proposed protocols for clinical trials to be conducted by SIIL in the Licensed Territory; and

(viii) consider and act on such other matters that are specifically delegated to the JSC as specified in this Agreement.

(e) JSC Actions. The JSC shall strive to seek consensus in its actions and decision making process. In the event of a disagreement between the Visterra members and SIIL members of the JSC, either Party may refer the matter to one senior executive of each Party (i.e., the Chief Executive Officer of such Party or an executive of such Party who reports directly to the Chief Executive Officer) for resolution. If such senior executives cannot resolve the matter within five (5) Business Days, then such senior executive of SIIL shall have the final decision making authority on such matter; provided that any final determination made by such senior executive of SIIL shall be consistent with the terms of this Agreement and; further provided that SIIL shall not make any final decision with respect to (i) any amendments to the Research and Development Plan that either (A) delay any activity by either Party provided for in such plan by more than six (6) months or (B) require Visterra to perform additional activities or commit additional resources to the performance of activities under the Research and Development Plan or (ii) the approval of any protocol for a clinical trial proposed by SIIL if Visterra in good faith determines the performance of such clinical trial is reasonably likely to have an adverse effect on the safety or wellbeing of patients.

(f) Termination of the JSC.

(i) Disbanding of JSC. The Parties may disband the JSC upon mutual written agreement.

(ii) Withdrawal from JSC. Visterra’s membership in the JSC shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of participation in governance, decision-making and information exchange with respect to activities within the authority of the JSC. At any time, Visterra shall have the right to withdraw from membership or participation in the JSC upon [**] days’ prior written notice to SIIL. Following Visterra’s withdrawal from membership or participation in the JSC, (A) the JSC shall be disbanded, (B) following disbandment of the JSC, all decisions from and after such date which would have been submitted to the JSC for resolution under the Agreement had the JSC not been disbanded shall instead be submitted for resolution by the Chief Executive Officers of the Parties (or any senior executive reporting directly to either Party’s Chief Executive Officer) and (C) each party shall have the right to continue to receive the information it would otherwise be entitled to receive under this Agreement.

3.2. Scientific Exchanges. No less than [**], key scientific representatives from each Party (the “Key Scientific Representatives”) shall meet in person, or by videoconference or by teleconference to discuss and exchange scientific findings and concerns relating to the Product. In-person meetings of the Key Scientific Representatives shall

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be held at a mutually agreeable location or alternating each meeting between a location selected by Visterra and by SIIL. The Parties shall discuss and agree upon an agenda in advance for each meeting of the Key Scientific Representatives and determine the appropriate representatives from each Party to be included in such meeting. Meetings of the Key Scientific Representatives shall be for information-exchanging and collaboration purposes only and the Key Scientific Representatives shall have no decision-making authority. The Key Scientific Representatives shall continue to meet as provided in this Section 3.2 until [**] or until such time as otherwise mutually agreed upon by the Parties.

3.3. Operational Meetings. No less than once per Calendar Quarter, key operational representatives from each Party (the “Key Operational Representatives”) shall meet in person, or by videoconference or by teleconference to discuss key operational matters relating to the Development, Manufacture and Commercialization of the Product in the Visterra Territory and Licensed Territory. In-person meetings of the Key Operational Representatives shall be held at a mutually agreeable location or alternating each meeting between a location selected by Visterra and by SIIL. The Parties shall discuss and agree upon an agenda in advance for each meeting of the Key Operational Representatives and determine the appropriate representatives from each Party to be included in such meeting. Meetings of the Key Operational Representatives shall be for information-exchanging and collaboration purposes only and the Key Operational Representatives shall have no decision-making authority. The Key Operational Representatives shall continue to meet as provided in this Section 3.3 until [**] or until such time as otherwise mutually agreed upon by the Parties.

ARTICLE 4

PRODUCT DEVELOPMENT

4.1. Research and Development Plan. The initial plan for the research and Development of the Product in the Field in the Licensed Territory, which includes a responsibility matrix allocating responsibility between the Parties, is attached hereto as Exhibit C (such plan, as amended from time to time as provided herein the “Research and Development Plan”). The JSC shall oversee the Development of the Product in the Field in the Licensed Territory according to the Research and Development Plan. The Research and Development Plan shall provide generally for a budget for the internal costs and out-of-pocket expenses to be incurred by Visterra in conducting activities under the Research and Development Plan and agreed upon by the Parties (including any reimbursements to be paid by either Party) and assignment of responsibilities between the Parties for the various activities to be undertaken under the Research and Development Plan, including the following: [**]. During the Term, the JSC shall review the Research and Development Plan at least [**] and comment upon such Research and Development Plan on an ongoing basis as necessary and the Parties will amend

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such Research Plan to the extent necessary. The then-current Research and Development Plan shall at all times contain at least that level of detail and cover at least the same matters (to the extent applicable) as the initial Research and Development Plan.

4.2. Development Responsibility. Unless specifically set forth in the Research and Development Plan, SIIL shall be solely responsible for the conduct of all Development activities set forth in the Research and Development Plan. Visterra shall provide assistance to SIIL in an advisory role through the JSC and shall conduct those activities for which it is specifically designated as the responsible Party in the Research and Development Plan. At each meeting of the JSC, each Party shall reasonably update the other Party on the status, progress and results of its Development activities under the Research and Development Plan.

4.3. Diligence. Each Party shall use Commercially Reasonable Efforts to conduct the Development activities assigned to it in the Research and Development Plan. In addition, SIIL shall:

[**].

Any failure by SIIL to achieve such Development milestones within the relevant timeframes shall be deemed to be a breach of SIIL’s obligations under this Section 4.3, provided that SIIL’s failure to achieve such Development milestone to the extent such failure solely results from Regulatory Authority inaction that is outside SIIL’s control (and not otherwise due to the action or inaction of SIIL, its Affiliate or anyone acting in its behalf) and solely for the duration of such inaction by such Regulatory Authority, provided that SIIL continues to use Commercially Reasonable Efforts to meet such milestones accordingly. Without limiting the foregoing, SIIL shall use diligent efforts to Develop the Product in GAVI-Eligible Countries in the Licensed Territory in a manner that is designed to enable availability and accessibility at reasonable cost.

4.4. Records. Each Party shall maintain complete, current and accurate records of all work conducted by it under the Research and Development Plan, and all data and other Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner

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appropriate for regulatory purposes. Each Party shall have the right to review all records maintained by the other Party or its Affiliates or sublicensees at reasonable times, upon the reviewing Party’s written request.

4.5. Development Costs. As between the Parties, SIIL shall bear all costs and out-of-pocket expenses for the Development of the Product in the Field in the Licensed Territory as indicated in the Development Plan. SIIL shall reimburse Visterra for the costs of all employees and contractors dedicated to the performance of activities under the Research and Development Plan (such costs to be reimbursed at a rate to be set forth in the Research and Development Plan) and the out-of-pocket expenses incurred by Visterra in conducting such activities. Visterra shall supply to SIIL all Licensed Antibody and Product requested by SIIL, and SIIL shall reimburse Visterra for any Licensed Antibody or Product supplied to SIIL by Visterra, in each case, under and in accordance with the Research and Development Plan, at the Transfer Price. For purposes of this Section 4.5, “Transfer Price” shall mean a price equal to the cost incurred by Visterra in Manufacturing the Licensed Antibody or Product (including the production of the active ingredient and the fill and finish of the Product) supplied to SIIL under this Agreement and transporting such Product to the airport(s) where such Product will be exported to SIIL, including material costs, labor costs and overhead costs (including allocated facility costs, testing costs and delivery costs); provided that if Visterra engages any Third Party contract manufacturer for the manufacture and supply of the Product, the Transfer Price shall be equal to Visterra’s costs actually incurred in such engagement, the procurement of such Product from such Third Party and transporting such Product to such airport(s). Visterra shall provide a reasonably detailed invoice to SIIL for any amounts owed under this Section 4.5 after the end of each Calendar Quarter in which such amounts were incurred. SIIL shall pay undisputed amounts set forth in each such invoice within forty-five (45) days after its receipt thereof.

4.6. Annual Report. Within forty-five days after the end of each Calendar Year, SIIL shall furnish Visterra with a written report on the progress of its efforts during the immediately preceding Calendar Year to Develop the Product in the Licensed Territory. The report shall also contain a discussion of intended efforts for the Calendar Year in which the report is submitted.

ARTICLE 5

REGULATORY MATTERS

5.1. SIIL Regulatory Responsibilities.

(a) SIIL shall own all Regulatory Filings, all pre-clinical data, clinical data generated from SIIL sponsored clinical trials and Regulatory Approvals for the Product in the Licensed Territory, and shall be solely responsible for preparing any and all Regulatory Filings for the Product in the Licensed Territory at its sole expense, provided that Visterra will provide SIIL with any Information or rights of reference in accordance with Section 2.3(a) as reasonably requested by SIIL in connection with the Licensed Antibody. The JSC shall review and comment on all such Regulatory Filings. SIIL shall keep Visterra informed of regulatory developments specific to the Product throughout the Licensed Territory and shall reasonably consider any input from Visterra with respect to SIIL’s interactions with Regulatory Authorities in the Licensed Territory.

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(b) SIIL shall ensure, at its sole expense, that the Development, Manufacture and Commercialization of the Product in the Licensed Territory including any export or import of any Licensed Antibody or Product into or from the Licensed Territory is in compliance with all applicable Laws.

(c) To the extent permitted by the applicable Regulatory Authority and as requested by Visterra, SIIL shall allow representatives of Visterra to participate, at Visterra’s sole expense, in any scheduled conference calls and meetings between SIIL and any Regulatory Authority to the extent the call or meeting is specific to the Licensed Antibody. If Visterra elects not to participate in such calls or meetings, SIIL shall provide Visterra with written summaries to the extent available of such calls and meetings as soon as practicable after they become available.

(d) SIIL shall provide Visterra with copies of all final submissions and correspondence to and from all Regulatory Authorities relating to the Product in the Field within thirty (30) days of submission or receipt, as applicable, and shall provide Visterra a summary of each significant submission (such as application for approval for clinical trials, Regulatory Approval and fast track or orphan drug designation, the protocol for clinical trials and any modifications thereof) as soon as practicable but in any event within thirty (30) Business Days after such submission.

5.2. Adverse Events.

(a) Within [**], the Parties shall discuss in good faith and enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Product, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such Pharmacovigilance Agreement shall govern the global pharmacovigilance procedures to be agreed upon by SIIL, Visterra and the commercial partners of each Party.

(b) Prior to the execution of such Pharmacovigilance Agreement, the Parties agree to coordinate the pharmacovigilance procedures in connection with the Development of the Product, SIIL shall submit to Visterra all SIIL safety information and reporting in a manner that, to the extent practicable, meets the reporting requirements in the Visterra Territory for such information and Visterra shall submit to SIIL all of Visterra’s (including its sublicensees’ and Affiliate’s) safety information and reporting in a manner that meets the reporting requirements in the Licensed Territory. SIIL shall own all the safety information, including any safety databases for the Product, generated by or on behalf of SIIL in the Licensed Territory. Each Party shall notify the other Party within twenty-four (24) hours of such Party’s learning of any Serious Adverse Events that is attributed to or potentially attributable to the use of the Product. Each Party shall also provide the other Party, on an annual basis and more frequently as reasonably requested by the other Party, a summary report of Adverse Events, as well as those Serious Adverse Events that are not attributable to the use of the Product.

(c) After the execution of the Pharmacovigilance Agreement, the Parties shall comply with the Pharmacovigilance Agreement with respect to all aspects of pharmacovigilance

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activities with respect to the Product, and Section 5.2(b) shall be of no further effect.

5.3. No Harmful Actions. If either Party believes that the other Party, as the case may be, is taking or intends to take any action with respect to the Product that could reasonably be expected to have a material adverse impact upon the regulatory status of the Product in the Visterra Territory or the Licensed Territory, such Party shall bring the matter to the attention of the other Party. Without limiting the foregoing, unless the Parties otherwise agree, a Party shall not communicate concerning the Product with any Regulatory Authority having jurisdiction in the other Party’s territory, unless so ordered by such Regulatory Authority or such communication is required by applicable Law. Such communications shall be promptly disclosed by the communicating Party to the other Party.

5.4. Notification of Threatened Action. Each Party shall notify the other Party as soon as practicable of any notice from a Regulatory Authority having jurisdiction in its territory, that relates to an impending action or inspection, and that would reasonably be expected to adversely affect the safety or efficacy claims of the Product or the continued marketing of the Product. Upon receipt of such information, the Parties shall consult with each other in an effort to agree an appropriate response.

5.5. Remedial Actions. Each Party shall, and shall ensure that its Affiliates shall, notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that the Product may be subject to any recall or withdrawal with respect to a Product taken by virtue of applicable Law in the Licensed Territory (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action, provided that SIIL shall have sole and final decision-making authority as to the initiation and scope of any Remedial Action in the Licensed Territory. To the extent required by applicable Law, SIIL shall, and shall ensure that its Affiliates shall, maintain or have maintained adequate records to permit the Parties to trace the Manufacture of the Product and the distribution and, to the extent feasible, the use of the Product. If SIIL determines that any Remedial Action with respect to the Product in the Field in the Licensed Territory should be commenced or Remedial Action is required by any Regulatory Authority having jurisdiction over the matter, SIIL shall control and coordinate all efforts necessary to conduct such Remedial Action. For clarity, as between the Parties, Visterra shall have sole discretion with respect to any matters relating to any Remedial Action in the Visterra Territory. The cost and expense of a Remedial Action arising from the Development, Manufacture or Commercialization of the Product in the Field in the Licensed Territory shall be borne solely by SIIL. Except as may be provided in a Supply Agreement, the cost and expense of both Parties in respect of a Remedial Action arising from the Development, Manufacture or Commercialization of the Product in the Visterra Territory shall be borne solely by Visterra.

ARTICLE 6

COMMERCIALIZATION

6.1. Overview of Commercialization in the Licensed Territory. SIIL shall be solely responsible for all aspects of the Commercialization of the Product in the Field in the Licensed Territory, in compliance with all applicable Laws in accordance with a commercialization plan to

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be prepared by SIIL and provided to JSC for its review and comment prior to the First Commercial Sale of the Product in the Licensed Territory (the “Commercialization Plan”). Such Commercialization Plan shall include, to the extent permitted by applicable Law, the activities to be conducted and the overall timelines therefor in preparation for the launch of the Product and after such Product launch in the respective countries and marketing materials, which shall be updated on [**] basis during the [**]-month period prior to the First Commercial Sale of the Product and thereafter on [**] basis by SIIL and provided to the JSC for its review and comment. SIIL shall book sales for the Product in the Licensed Territory and shall be responsible for all order processing, invoicing, collection, distribution, inventory, and returns necessary in connection therewith.

6.2. SIIL Performance.

(a) SIIL shall use Commercially Reasonable Efforts to Commercialize the Product in the Licensed Territory. Without limiting the foregoing, SIIL shall use diligent efforts to Commercialize the Product in GAVI-Eligible Countries in the Licensed Territory in a manner that is designed to enable availability and accessibility at reasonable price.

(b) If a Product has been approved for commercial sale in any country (either in the Licensed Territory or Visterra Territory), but has not been approved for commercial sale in one or more GAVI-Eligible Countries in the Licensed Territory, the Parties shall promptly meet to discuss, and SIIL shall commit to Visterra, in writing with mutually agreed upon timelines (such timelines to be enforceable under this Agreement), that it or an Affiliate shall, (A) promptly apply for approval for commercial sale of such Product in such GAVI-Eligible Countries in the Licensed Territory, and (B) promptly after receiving approval, begin and continue to sell such Product in such GAVI-Eligible Countries in Licensed Territory at reasonably affordable prices in sufficient volume to meet market demand in such countries.

6.3. Trademark. SIIL shall have the sole and exclusive right to brand the Product in the Licensed Territory using names, trademarks and trade dress it determines appropriate for the Product, which may vary by country or within a country (“Product Marks”). SIIL shall own all rights and goodwill in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary.

6.4. Reporting.

(a) First Commercial Sale. SIIL shall report to Visterra the date of First Commercial Sale of a Product within [**] days of occurrence in each country in the Licensed Territory.

(b) Quarterly Reports. Within thirty (30) days after the end of each Calendar Quarter following the First Commercial Sale of the Product in the Licensed Territory, SIIL shall present a written report to Visterra summarizing SIIL’s Commercialization activities with respect to the Product in the Licensed Territory (including any GAVI-Eligible Countries in the Licensed Territory) pursuant to this Agreement, which content of such reports shall include, at a minimum, all information required under the MIT Agreement, applicable grant funding documentation, the Commercialization Plan and as otherwise reasonably required by Visterra to

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facilitate Visterra’s reporting obligations to upstream licensors.

ARTICLE 7

MANUFACTURING

7.1. Overview. Unless to the extent License Antibody and Product is to be supplied by, or on behalf of, Visterra hereunder, SIIL shall be responsible for the Manufacture of all Licensed Antibody and Product necessary for the Development and Commercialization of the Product in the Licensed Territory. Manufacture of all Licensed Antibody and Product for the Licensed Territory shall be in accordance with applicable Good Manufacturing Practice, other applicable Laws and specifications of the Product agreed by the Parties.

7.2. Visterra Territory Supply Agreement. Following the Effective Date, the Parties shall in good faith negotiate an agreement pursuant to which SIIL would Manufacture and supply Licensed Antibody and Product to Visterra for Commercialization in the [**] (a “Supply Agreement”). The Supply Agreement shall contain customary and commercially reasonable terms, including the right for Visterra to engage, validate and maintain, at its sole cost and expense, Third Parties as alternate or backup suppliers of the Product for an agreed upon percentage of Visterra’s requirements. If the Parties have not entered into the Supply Agreement by the date that is [**], then neither Party shall have any further obligation to negotiate the Supply Agreement and Visterra shall be free to enter into an agreement with a Third Party for the Manufacture and supply of the Licensed Antibody and Product for Commercialization in the [**]. Prior to such date, Visterra shall not [**].

ARTICLE 8

FINANCIAL PROVISIONS

8.1. Upfront Fee. Within ten (10) Business Days after the Effective Date, SIIL shall pay to Visterra a one-time, non-refundable and non-creditable upfront fee of Five Million US Dollars ($5,000,000).

8.2. Milestone Payments. SIIL shall make the following one-time, non-refundable and non-creditable milestone payments to Visterra within thirty (30) days after the first achievement of each milestone event for a Product as set forth in this Section 8.2 by SIIL or its Affiliates (or with respect to Regulatory Milestone #2 set forth below, by Visterra or its Affiliates, licensees, collaborators or contractors). Each milestone payment by SIIL to Visterra hereunder shall be payable only once, regardless of the number of times achieved by the Products. For clarity, it is possible for both sales milestones to be achieved in the same four (4) consecutive Calendar Quarters. If the regulatory milestone set forth in item 2 of the below table is achieved with respect to a Product prior to the achievement of the regulatory milestone set forth in item 1 of the below table for such Product, then the milestone payments due and payable

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for the earlier milestone shall be due and payable simultaneously with the payment for achievement of the later milestone event.

Milestone Event	Milestone Payment
Regulatory Milestones
[**]	[**]
[**]	[**]
[**]	[**]

Sales Milestones
The aggregate Net Sales of all Products in the Licensed Territory during four (4) consecutive Calendar Quarters during the Term equal or exceed $[**]	[**]

The aggregate Net Sales of all Products in the Licensed Territory during four (4) consecutive Calendar Quarters during the Term equal or exceed $[**]	[**]

8.3. Royalties.

(a) Royalty Rates. SIIL shall pay to Visterra non-refundable, non-creditable royalties on annual Net Sales of Products in the Licensed Territory, as follows:

Aggregate Annual Net Sales of all Products in the Licensed Territory for a Particular Calendar Year	Royalty Rate
For that portion of aggregate annual Net Sales of Products in the Licensed Territory less than $[**]	[	**]
For that portion of aggregate annual Net Sales of Products in the Licensed Territory equal to or greater than $[**] but less than $[**]	[	**]
For that portion of aggregate annual Net Sales of Products in the Licensed Territory equal to or greater than $[**]	[	**]

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(b) Royalty Term. Royalties under Section 8.3(a) shall be due, on a country-by-country basis and Product-by-Product basis, during the period beginning on the First Commercial Sale of the Product in such country, and ending upon the later of (i) the expiration of the last-to-expire Valid Claim in the country covering the Product sold in such country; (ii) the expiration of Regulatory Exclusivity covering the Product sold in such country, where such Regulatory Exclusivity is provided under the law; and (iii) the tenth (10th) anniversary after the First Commercial Sale of the Product in such country (the “Royalty Term”).

(c) Know-How Royalty. If a Product is generating Net Sales in a country in the Licensed Territory during the Royalty Term at a time when there is no Valid Claim covering the Product in such country, then the royalty rates applicable to Net Sales of such Product during the Royalty Term in such country pursuant to Section 8.3(a) shall be reduced by [**] percent ([**]%).

(d) Third Party Licenses. Visterra covenants that it takes full responsibility for the timely payment of all payments due and payable under the MIT Agreement, including any in relation to activities contemplated by this Agreement. If SIIL determines, on the advice of patent counsel, that it is necessary to obtain one or more licenses under Patents or Know-how of Third Parties in order to make, have made, use, sell, have sold, offer for sale or import a Product in a country in the Licensed Territory (“Third Party Patent Licenses”), [**] percent ([**]%) of the royalties actually paid to Third Parties under such Third Party Patent Licenses by SIIL for the sale of such Product in such country for a Calendar Quarter shall be creditable against the royalty payments due Visterra by SIIL with respect to Net Sales of such Product in such country for such Calendar Quarter; provided, however, that in no event shall the royalties otherwise owed by SIIL to Visterra for such Calendar Quarter be reduced by more than [**] percent ([**]%) as a result of any and all such offsets in the aggregate. Any portion of the royalties paid to Third Parties under such Third Party Patent Licenses with respect to such Product in such country that SIIL would, but for the foregoing limitation on royalty reductions, be entitled to deduct under this Section 8.3(d) shall be carried over and applied against royalties payable to Visterra in respect of such Product in subsequent Calendar Quarters until the full deduction is taken, subject to the foregoing proviso.

(e) Royalty Payments and Reports. Within thirty (30) days after the end of each Calendar Quarter, SIIL shall deliver to Visterra a report containing the following information for the just-ended Calendar Quarter: (i) the number of Products sold or distributed by SIIL or its Affiliates to independent Third Parties in each country; (ii) the gross sales associated with each Product sold by SIIL or its Affiliates; (iii) a calculation of Net Sales of Products that are sold by SIIL or its Affiliates in each country, including a listing of applicable deductions; and (iv) a calculation of payments due to Visterra in Dollars with respect to sales of Products during the relevant Calendar Quarter, together with the exchange rates used for conversion, the current Product price lists as well as any projected price adjustments for Products during the subsequent Calendar Quarter. Simultaneously with the delivery of such report, SIIL shall remit to Visterra any payment due for the applicable Calendar Quarter. If no royalties are due to Visterra for such reporting period, the report shall so state.

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8.4. Foreign Exchange. Net Sales will be made in both Dollars and other currencies. To the extent Net Sales are made in currencies other than the Dollar, the amount payable to Visterra in respect of such Net Sales shall be converted to Dollars on the date of remittance at the foreign exchange rate determined by Reserve Bank Of India. All payments from a Party to the other Party shall be made by wire transfer in immediately available funds in Dollars to the credit of such bank account as may be designated by the other Party in this Agreement or in writing to such Party. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day. When conversion of payments from any foreign currency is required to be undertaken by a Party, the Dollar equivalent shall be calculated using such Party’s then-current standard exchange rate conversion methodology as applied in its external reporting, which shall be in accordance with applicable accounting standards.

8.5. Payment Method; Late Payments. All payments due to Visterra hereunder shall be made in Dollars by wire transfer of immediately available funds into an account designated by Visterra. If Visterra does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Visterra until the date of payment at the per annum rate of [**] percent ([**]%) over the then-current prime rate reported by the Federal Reserve Bank of Boston on the last Business Day of the relevant reporting period or the maximum rate allowable by applicable Law, whichever is lower.

8.6. Records; Audits. SIIL shall maintain complete and accurate records in sufficient detail to permit Visterra to confirm the accuracy of the calculation of royalty payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [**] years from the end of the Calendar Year to which they pertain for examination at the expense of Visterra, and not more often than [**], by an independent certified public accountant selected by Visterra and reasonably acceptable to SIIL for the sole purpose of verifying the accuracy of the financial reports furnished by SIIL pursuant to this Agreement. Any such auditor shall not disclose to Visterra SIIL’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by SIIL or the amount of payments due by SIIL under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the receipt by SIIL of the accountant’s report, plus interest (as set forth in Section 8.5) from the original due date. Visterra shall bear the full cost of such audit unless such audit discloses an underpayment by SIIL of more than [**] percent ([**]%) of the amount due, in which case SIIL shall bear the full cost of such audit. SIIL shall promptly remit to Visterra any amounts shown to be owing pursuant to any audit under this Section 8.6.

8.7. Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising under this Agreement or directly or indirectly from the efforts of the Parties under this Agreement. The royalties, milestones and other amounts payable by SIIL to Visterra pursuant to this Agreement shall not be reduced on account of any Taxes except to the extent that any such reduction or withholding is required by applicable Law in effect at the time of payment.

(b) Indirect Taxes. The Parties shall cooperate in accordance with applicable

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Law to minimize indirect taxes (such as service tax levy, value added tax, sales tax, consumption tax and other similar taxes (“Indirect Taxes”)) in connection with this Agreement. Notwithstanding anything contained in Section 8.7(a), this Section 8.7(b) shall apply with respect to Indirect Taxes. All payments required to be paid to Visterra hereunder are exclusive of Indirect Taxes as may be applicable under Indian Laws. If any Indirect Taxes are chargeable in respect of any payments as may be applicable under Indian Laws, SIIL shall pay such Indirect Taxes in addition to the amounts agreed under this Agreement to Visterra at the applicable rate in respect of any such payments following the receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by Visterra in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. For clarity, under this Section 8.7(b), if Visterra is required by Law to pay any Indirect Taxes under relevant Indian Tax Laws, then SIIL will reimburse Visterra for any Indirect Taxes required to be paid by Visterra accordingly.

(c) Tax Cooperation. To the extent SIIL is required to deduct and withhold Taxes on any payment to Visterra, SIIL shall pay the amounts of such Taxes to the proper taxing authority in a timely manner and promptly transmit to Visterra an official tax certificate or other evidence of such withholding sufficient to enable Visterra to claim such payment of Taxes. Visterra shall provide SIIL any tax forms and documents, such as Permanent Account Numbers issued by Indian tax authorities and tax residency certificates, that may be reasonably necessary in order for SIIL to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Visterra shall use reasonable efforts to provide any such tax forms to SIIL at least thirty (30) days prior to the due date for any payment for which Visterra desires that SIIL applies a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. For clarity, subject to the terms of this Agreement, SIIL and its Affiliates bear no responsibility for the recovery by or credit to Visterra of any amounts reasonably and properly withheld by SIIL (excluding any act/omission by SIIL resulting in fines, penalties or other liability imposed by the applicable government authorities).

ARTICLE 9

INTELLECTUAL PROPERTY

9.1. Ownership of Inventions. Each Party shall own any inventions made solely by its own employees, agents, or independent contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”). The Parties shall jointly own any inventions that are made jointly by employees, agents, or independent contractors of each Party in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Joint Inventions”). Inventorship shall be determined in accordance with U.S. patent laws. All Patents claiming patentable, jointly owned Joint Inventions shall be referred to herein as “Joint Patents.” Except to the extent otherwise set forth in this Agreement, each Party shall be entitled to practice and

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exploit (including through the grant of licenses and covenants not to sue) the Joint Inventions without a duty of accounting or seeking consent from the other Party.

9.2. Disclosure of Inventions. Each Party shall promptly disclose to the other Party any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that are either Sole Inventions or Joint Inventions. Further, each Party shall promptly disclose to the other Party all Information relating to Joint Inventions to the extent necessary for the preparation, filing and maintenance of any Joint Patent with respect to such Joint Invention. Each Party shall ensure that its and its Affiliates’ employees, officers, and consultants engaged in the Development or Commercialization of the Product have executed agreements or have existing obligations under applicable Law requiring assignment to such Party or its Affiliate, as applicable, of all inventions made during the course of and as the result of their association with such Party/Affiliate and obligating the individual to maintain as confidential such Party’s Confidential Information as well as confidential information of other parties (including the other Party and its Affiliates) which such individual may receive, to the extent required to support such Party’s obligations under this Agreement.

9.3. Prosecution of Patents.

(a) Visterra Patents.

(i) Subject to Sections 9.3(a)(ii) and 9.3(a)(iii) and below, Visterra shall have the sole right to prepare, file, prosecute and maintain Visterra Patents and Joint Patents (collectively, the “Visterra Prosecuted Patents”). Visterra shall provide SIIL reasonable opportunity to review and comment on such prosecution efforts regarding such Visterra Prosecuted Patents in the Licensed Territory. Visterra shall provide SIIL with a copy of material communications from any patent authority in the Licensed Territory regarding such Visterra Prosecuted Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for SIIL’s review and comment. Visterra shall reasonably consider such comments by SIIL and shall include them unless Visterra has a reasonable objection in connection with the prosecution of Visterra Prosecuted Patents in the Licensed Territory.

(ii) The costs and expenses incurred after December 17, 2014, by Visterra in connection with the preparation, filing, prosecution and maintenance of Visterra Patents and Joint Patents under Section 9.3(a)(i) shall be allocated between the Parties as follows: (A) SIIL shall reimburse Visterra for all actual out-of-pocket costs (including reasonable attorneys’ fees) incurred by Visterra in connection with the preparation, filing, prosecution and maintenance of the Visterra Prosecuted Patents in the Licensed Territory and (B) Visterra shall bear all other fees and expenses.

(iii) If Visterra wishes to cease the prosecution or maintenance of any Visterra Prosecuted Patents in the Licensed Territory, it shall notify SIIL to that effect in writing, and SIIL may, at its discretion, assume the rights to the prosecution or maintenance of such Visterra Prosecuted Patents, at SIIL’s sole expense, by informing Visterra in writing within sixty (60) days after receiving such notification from Visterra.

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(iv) Except with respect to commercially reasonable actions/inactions taken by Visterra with respect to the filing and maintenance of Joint Patents, if Visterra does not otherwise initiate actions for filing a Joint Patent in the Licensed Territory within [**] days of communication by SIIL or refuses to file the application for grant of a patent for any other reasons, then SIIL may initiate actions at its own cost to file a patent application, in which case, provided that such patent application/Joint Patent does not contain claims specific to the Product, such patent application/Joint Patent will then be a SIIL Patent solely owned and controlled by SIIL.

(b) SIIL Patents. SIIL shall have the sole right to prepare, file, prosecute and maintain SIIL Patents at SIIL’s costs and expense. If SIIL decides to cease the prosecution or maintenance of any SIIL Patents (except to the extent included within the SIIL Manufacturing Technology), it shall notify Visterra in writing sufficiently in advance. Visterra may, at its discretion, assume the rights to the prosecution or maintenance of such SIIL Patents, at Visterra’s sole expense by informing SIIL in writing within sixty (60) days after receiving such notification from SIIL.

(c) Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation with respect to the assumption of the prosecution and maintenance of Visterra Prosecuted Patents by SIIL or the assumption of the prosecution and maintenance of SIIL Patents by Visterra pursuant to Sections 9.3(a) or 9.3(b), as the case may be, including providing any documents necessary to conduct such activities.

9.4. Infringement of Patents by Third Parties.

(a) Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the Visterra Patents or Joint Patents through the Development or Commercialization of a Product in the Field in the Licensed Territory by a Third Party, of which such Party becomes aware, including any certification or the like in the Licensed Territory similar to “patent certification” of 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) and of any declaratory judgment, opposition, revocation, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Visterra Patents (collectively “Product Infringement”).

(b) Product Infringement.

(i) For any Product Infringement in the Field in the Licensed Territory, each Party shall share with the other Party all Information available to it regarding such existing or threatened infringement. SIIL shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement, subject to Section 9.4(b)(ii) through 9.4(b)(v). If SIIL fails to institute and prosecute an action or proceeding to abate such Product Infringement within a period of [**] days after the first notice under Section 9.4(a), then Visterra shall have the right, but not the obligation to, commence a suit or take action to enforce the applicable Visterra Patent or Joint Patent against such Third Party perpetrating such Product Infringement in the Licensed Territory at its own cost and expense. In this case, SIIL shall take appropriate actions, if any, in order to enable Visterra to commence a suit or take the actions set forth in the preceding sentence.

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(ii) Each Party shall provide to the Party enforcing the Visterra Patent or Joint Patent under this Section 9.4(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Law to pursue such action. If any suit brought by SIIL must be brought in MIT’s name or MIT is joined as a party-plaintiff to any suit brought by SIIL, SIIL shall hold MIT harmless from and indemnify MIT against any costs, expenses or liability that MIT incurs in connection with such action on Visterra’s behalf. The enforcing Party with respect to any action under this Section 9.4(b) shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement including determination of litigation strategy, filing of important papers to the competent court, which shall not be unreasonably withheld or delayed. If SIIL brings any action under this Section 9.4(b) involving existing or threatened infringement of the MIT Patents, SIIL shall consult with Visterra to seek input from MIT and shall consider the views of MIT regarding the advisability of the proposed action and its effect on the public interest, including without limitation, the availability and accessibility of Products at a reasonable price to people most in need within GAVI-Eligible Countries. Visterra shall cooperate with SIIL in facilitating all correspondence with MIT required under this Section 9.4(b)(ii).

(iii) If SIIL commences a Product Infringement action, it shall bear all internal and out-of-pocket costs and expenses incurred by both Parties in connection with such action. In the event that Visterra commences a Product Infringement action, it shall bear all internal and out-of-pocket costs and expenses incurred by both Parties in connection with such action.

(iv) The Party not bringing an action with respect to Product Infringement under this Section 9.4(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.

(v) Notwithstanding anything to the contrary contained herein, MIT shall have the first right to defend any Product Infringement involving a Patent Challenge with respect to the MIT Patents as set forth in Section 7.3 of the MIT Agreement, and Visterra shall consult with and keep SIIL reasonably informed with respect thereto.

(c) Infringement Other Than a Product Infringement. For any and all infringement of any Visterra Patent or Joint Patent other than a Product Infringement in the Field in the Licensed Territory, as between the Parties, Visterra shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such other infringement, in its sole discretion, and as between the Parties shall bear all related expenses and retain all related recoveries.

(d) Settlement. SIIL shall not settle any claim, suit or action that it brought under this Section 9.4 involving Visterra Patents or Joint Patents in any manner that would negatively impact such Visterra Patents or Joint Patents or that would limit or restrict the ability of Visterra to Develop, make, import, use, offer for sale, sell or otherwise Commercialize Products anywhere in the Visterra Territory without the prior written consent of Visterra, which

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consent shall not be unreasonably withheld, conditioned or delayed. Nothing in this Article 9 shall require Visterra to consent to any settlement that is reasonably anticipated by Visterra to have a substantially adverse impact upon any Visterra Patent or Joint Patent in the Visterra Territory, or to the Development, Manufacture, Commercialization, use, importation, offer for sale or sale of the Product in the Visterra Territory. SIIL shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action involving existing or threatened infringement of the MIT Patents without the prior written consent of MIT. Visterra shall cooperate with SIIL in facilitating all correspondence with MIT required under this Section 9.4(d).

(e) Allocation of Recoveries. If either Party recovers monetary damages from any Third Party in a suit or action brought for a Product Infringement, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel and any amounts owed to MIT for offsets under Section 7.4 of the MIT Agreement), and any remaining amounts shall be retained by the Party bringing suit, provided that, if SIIL is the Party bringing suit, such remaining amounts shall be included in the Net Sales subject to the royalty payment by SIIL to Visterra under Section 8.3 and; provided, further, that to the extent any such recoveries represent special or punitive damages recovered in a suit or action brought for infringement of the MIT Patents, [**] percent ([**]%) of such special or punitive damages shall be paid to MIT.

9.5. Infringement of Third Party Rights in the Licensed Territory. If any Product used or sold by SIIL or its Affiliates becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Licensed Territory, SIIL shall promptly notify Visterra thereof (an “Infringement Claim”). In the case of any Infringement Claim, the Parties shall promptly, and within fifteen (15) days after written notice from either Party to the other thereof, discuss which Party shall control the response to such Infringement Claim, and if the Parties do not mutually agree upon which Party shall control, the Visterra shall control the defense and response to such Infringement Claim. Upon the request of the Party controlling the response to the Infringement Claim, the other Party shall reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim. The other Party shall have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation. If the Infringement Claim is brought against both Parties, then each Party shall have the right to defend against the Infringement Claim.

9.6. Marking of Products. To the extent commercially feasible and consistent with prevailing business practices, SIIL shall mark, and shall cause its Affiliates to mark, all Products that are Manufactured or sold under this Agreement with the number of each issued patent under the Visterra Patents that applies to such Product.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1. Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

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(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict; Covenant. It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d) No Debarment. In the course of the Development of the Product, neither Party shall use, during the Term, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

10.2. Additional Representations and Warranties of Visterra. Visterra represents and warrants to SIIL as of the Effective Date as follows:

(a) Subject to the rights of the U.S. federal government with respect to any government-funded invention claimed in any MIT Patent as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, Visterra has the right under the Visterra Technology to grant the licenses to SIIL as purported to be granted pursuant to this Agreement.

(b) The MIT Agreement is in full force and effect as modified or amended prior to the Effective Date, and Visterra has provided to SIIL true and complete copies of such agreement, and any redacted portions thereof are not material to SIIL’s decision to enter into or assert its rights and perform its obligation under this Agreement. Neither Visterra nor, to Visterra’s knowledge, MIT is in default with respect to a material obligation under, and neither Visterra nor MIT has claimed or, to Visterra’s knowledge, has grounds upon which to claim, that the other party is in default with respect to a material obligation under the MIT Agreement.

(c) No Third Party other than MIT has granted Visterra a license to Patents or Information that are not Controlled by Visterra or its Affiliates but that would, if Controlled by Visterra or its Affiliates, be within the definition of Visterra Patents or Visterra Know-How.

(d) Visterra owns or Controls all of the Visterra Patents and Visterra Know-How free from encumbrances and is listed in the records of the appropriate governmental authorities as the owner of record or licensee for each registration, grant and application included in the Visterra Patents.

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(e) (i) Visterra has, with respect to Patents or Know-How owned by it, obtained from all individuals who participated in any respect in the invention or authorship of any such Patents or Know-How, effective assignments of all ownership rights of such individuals in such Patents or Know-How, and (ii) to the knowledge of Visterra, with respect to Patents or Know-How licensed to Visterra under the MIT Agreement, MIT has obtained from all individuals who participated in any respect in the invention or authorship of any such Patents or Know-How, effective assignments of all ownership rights of such individuals in such Patents or Know-How, in the case of each of (i) and (ii), to the extent that any such Patents or Know-How would constitute Visterra Patents or Visterra Know-How, as applicable, if Controlled by Visterra, either pursuant to written agreement or by operation of law.

(f) All of Visterra’s and its Affiliates’ employees, officers, and consultants engaged in the Development or Commercialization of the Product have executed agreements or have existing obligations under applicable Law requiring assignment to Visterra or its Affiliates, as applicable, of all inventions made during the course of and as the result of their association with Visterra and obligating the individual to maintain as confidential Visterra’s Confidential Information as well as confidential information of other parties (including SIIL and its Affiliates) which such individual may receive, to the extent required to support Visterra’s obligations under this Agreement.

(g) All application, registration, maintenance and renewal fees in respect of Visterra Patents as of the Effective Date have been, with respect to Visterra Patents owned by Visterra and, to Visterra’s knowledge, with respect to Visterra Patents licensed to Visterra, paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining Visterra Patents.

(h) Other than the MIT Agreement, there are no agreements or arrangements to which Visterra or any of its Affiliates is a party relating to the Licensed Antibody, Product, Visterra Patents, or Visterra Know-How that would limit the rights granted to SIIL under this Agreement or that restrict or will result in a restriction on the Parties’ ability to Develop, Manufacture, use or Commercialize the Licensed Antibody or Product in the Field in the Territory;

(i) Neither Visterra nor any of its Affiliates, nor any of its or their respective officers, employees, representatives or agents has made an untrue statement of material fact or fraudulent statement to the United States Food and Drug Administration (the “FDA”) or any other Regulatory Authority with respect to the Development of the Licensed Antibody, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Antibody, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Licensed Antibody.

(j) In the course of the Development of the Licensed Antibody, neither Visterra nor any of its Affiliates has used prior to the Effective Date any employee, agent or independent contractor who has been debarred or excluded from participation in government healthcare programs by any Regulatory Authority, or, to Visterra’s knowledge, is the subject of

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debarment or exclusion proceedings by a Regulatory Authority or has been convicted pursuant to § 306 of the Food, Drug, and Cosmetic Act.

(k) Visterra has not received any written notice from any Third Party asserting or alleging that any research or Development of any Product by Visterra prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party.

(l) To Visterra’s knowledge, the Development, Manufacture and Commercialization of the Product in the Licensed Territory pursuant to this Agreement will not infringe any Third Party’s valid intellectual property rights.

(m) There are no actual, pending, alleged or threatened adverse actions, suits, claims, interferences or formal governmental investigations involving the Product or the Visterra Technology relating to the Product by or against Visterra or any of its Affiliates or licensees in or before any court, Regulatory Authority or other governmental authority.

10.3. Representation and Warranty of SIIL. SIIL represents and warrants to Visterra as of the Effective Date, and covenants thereafter, that all of SIIL’s and its Affiliates’ employees, officers, and consultants engaged in the Development or Commercialization of the Product have executed agreements or have existing obligations under applicable Law requiring assignment to SIIL or its Affiliates, as applicable, of all inventions made during the course of and as the result of their association with SIIL and obligating the individual to maintain as confidential SIIL’s Confidential Information as well as confidential information of other parties (including Visterra and its Affiliates) which such individual may receive, to the extent required to support SIIL’s obligations under this Agreement.

10.4. Covenants of Visterra.

(a) During the Term, Visterra shall (i) maintain the MIT Agreement in full force and effect; (ii) promptly provide SIIL with a party’s notice of any default under the MIT Agreement; (iii) to the extent within Visterra’s reasonable control, not take any action, fail to take any action or allow any event to occur that would give MIT the right to terminate the MIT Agreement without the written consent of SIIL; (iv) not amend or modify the MIT Agreement in a manner that will adversely affect SIIL’s rights under this Agreement or the MIT Agreement, without SIIL’s prior written consent; (v) not exercise any right to itself terminate or waive any material right under the MIT Agreement, which waiver would adversely affect SIIL’s rights under this Agreement or the MIT Agreement without the prior written consent of SIIL; and (vi) to the extent practicable, notify SIIL prior to any termination of the MIT Agreement. In addition, Visterra shall promptly provide SIIL with a copy of any amendments to the MIT Agreement made after the Effective Date.

10.5. Disclaimer. SIIL understands that the Product is the subject of ongoing clinical research and development and that Visterra cannot assure the safety or efficacy of the Product.

10.6. No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY,

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FITNESS FOR A PARTICULAR PURPOSE, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

10.7. Export Control. Visterra and its Affiliates shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Visterra hereby gives written assurance that it shall comply with, and shall cause its Affiliates to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates, and that it shall indemnify, defend, and hold SIIL harmless (in accordance with Section 11.2) for the consequences of any such violation. SIIL hereby gives written assurance that it shall comply with, and shall cause its Affiliates to comply with, all applicable import control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates, and that it shall indemnify, defend, and hold Visterra harmless (in accordance with Section 11.2) for the consequences of any such violation. Each Party shall reasonably cooperate with the other Party in facilitating such Party’s or its Affiliates’ compliance with any such laws and regulations.

ARTICLE 11

INDEMNIFICATION

11.1. Indemnification by Visterra. Visterra hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) SIIL and its Affiliates, agents, directors, officers and employees (the “SIIL Indemnitees”) from and against any and all liabilities, expenses or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising directly or indirectly out of (a) a breach of any of Visterra’s obligations under this Agreement, including without limitation Visterra’s representations and warranties or covenants set forth in Article 10, (b) the negligence or willful misconduct of any Visterra Indemnitee, or (c) the research, Development, Manufacture or Commercialization of Licensed Antibodies and/or Products by, or on behalf of, the Visterra Indemnitees in the Visterra Territory. Visterra’s obligation to Indemnify the SIIL Indemnitees pursuant to this Section 11.1 shall not apply to the extent that any such Losses are subject to indemnification by SIIL pursuant to Section 11.2.

11.2. Indemnification by SIIL. SIIL hereby agrees to Indemnify Visterra and its Affiliates, licensees, agents, directors, officers and employees (the “Visterra Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising directly or indirectly out of (a) a breach of any obligations of SIIL under this Agreement, including without limitation SIIL’s representations and warranties or covenants set forth in Article 10; (b) the research, Development, Manufacture or Commercialization of Products by SIIL or its Affiliates in the Licensed Territory; or (c) the negligence or willful misconduct of any SIIL Indemnitee. SIIL’s obligation to Indemnify the Visterra Indemnitees pursuant to the foregoing sentence shall

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not apply to the extent that any such Losses are subject to indemnification by Visterra pursuant to Section 11.1.

11.3. Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 11 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 11.1 and 11.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 11.1 and 11.2, as applicable, upon resolution of the underlying claim, notwithstanding the provisions of this Section 11.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

11.4. Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS OR OPPORTUNITY OR DIMINUTION OF GOODWILL ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12.

11.5. Insurance. Each Party shall procure and maintain insurance, including product liability insurance, at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by such Party in coverages and amounts appropriate in light of the commercially available coverage and the obligations of such Party hereunder, and which are consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request, if insurance company so agrees. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 12

CONFIDENTIALITY

12.1. Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that it shall keep confidential and

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shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure; or

(e) is subsequently independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

12.2. Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a) such disclosure: (i) is reasonably necessary for the filing or prosecuting patent rights as contemplated by this Agreement; or (ii) is reasonably necessary for the prosecuting or defending litigation as contemplated by this Agreement;

(b) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party; provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors or acquirers solely for the purpose of evaluating an actual or potential investment or acquisition; provided that in each such case on the condition that such actual or potential investors or acquirers are bound by confidentiality and non-use obligations consistent with those contained in this Agreement;

(c) such disclosure is required by judicial or administrative process; provided that in such event such Party shall promptly inform the other Party such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 12, and the Party

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disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information;

(d) such disclosure is reasonably necessary to its collaborators in its respective territory (including contract research organizations, hospitals, doctors, consultants, subcontractors and Affiliates) for the purpose of the Development, Manufacture or Commercialization of the Products, solely for the purpose of carrying out such collaboration, on the condition that such collaborators are bound by confidentiality and non-use obligations consistent with those contained in this Agreement;

(e) such disclosure is reasonably necessary to its potential collaborators to have such potential collaborators to evaluate the possibility of entering into an agreement with the disclosing Party on condition that such potential collaborators are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or

(f) in the case of disclosure of SIIL’s Confidential Information by Visterra, such disclosure is made to MIT as required by the terms of the MIT Agreement.

12.3. Publication.

(a) Visterra shall develop and present to the JSC for its review and comment a global branding strategy for Products in the Field throughout the world, including a life cycle plan, brand vision, positioning, key messaging, concept and imagery, brand public relations and supporting market research (a “Publication Strategy”).

(b) SIIL shall deliver to Visterra a copy of any proposed publication or presentation relating to the Product for Visterra’s review and approval. Visterra shall have the right to require modifications of the proposed publication or presentation for reasons such as: (a) to protect Visterra’s Confidential Information; (b) for trade secret reasons or business reasons; or (c) to delay such submission for an additional ninety (90) days as may be reasonably necessary to seek patent protection for any Sole Inventions owned by Visterra or any Joint Invention disclosed in such proposed submission. Any publication or presentation by SIIL relating to the Product shall be consistent with the Publication Strategy. Visterra shall be free to publish/present with respect to the Product in its discretion and without review or approval of SIIL, provided that such publication/presentation does not include Confidential Information of SIIL without SIIL’s written consent (not to be unreasonably withheld).

12.4. Publicity; Use of Names. Subject to Section 12.2 and the rest of this Section 12.4, no disclosure of the terms of this Agreement may be made by either Party or its Affiliates, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law.

(a) A Party may disclose this Agreement and its terms in filings with the Securities Exchange Commission (or equivalent foreign agency) (“SEC”), tax authorities, bankers (in connection with payments from SIIL), governmental authorities or other regulatory

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agencies to the extent required by law after complying with the procedures set forth in this Section 12.4. In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and a proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [**] Business Days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable regulations. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC or other regulatory agency as represented by the redacted version reviewed by the other Party.

(b) Further, each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by law; provided that, where possible, the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure; and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with applicable Laws) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within [**] Business Days of such Party’s providing the copy, that the public disclosure of previously undisclosed information shall materially adversely affect the Development or Commercialization of a Product being developed or commercialized, the Party seeking disclosure shall remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

(c) Notwithstanding the foregoing, the Parties will agree on language of a press release announcing the collaboration no later than thirty (30) days after the execution of this Agreement by both Parties and shall issue such press release promptly thereafter.

(d) The Parties agree that after a disclosure pursuant to Sections 12.4(a) or 12.4(b) has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures or issue a press release disclosing the same content without having to obtain the other Party’s prior consent and approval.

12.5. Non-Use of MIT Names. SIIL and its Affiliates shall not use the name of “Massachusetts Institute of Technology,” “Lincoln Laboratory” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by MIT, or any terms of the MIT Agreement in any promotional material or other public announcement or disclosure.

12.6. Equitable Relief. Each Party and its Affiliates acknowledge that a breach of this Article 12 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party and its Affiliates agree that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein by the other Party.

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12.7. Obligation Period. The obligations of the Parties under this Article 12 shall continue for a period of [**] years after the expiration of, or [**] years after the earlier termination of, this Agreement.

ARTICLE 13

TERM AND TERMINATION

13.1. Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13 or Section 15.5, shall remain in effect, on a country-by-country basis, until the expiration of the Royalty Term of the Product in such country (“Term”). Upon the expiration of the Term in a particular country, the license granted to SIIL under the Visterra Technology in such country shall become perpetual, fully-paid and royalty-free; provided that any license to the Visterra Technology that is in-licensed under the MIT Agreement shall be non-exclusive upon such expiration.

13.2. Termination for Breach.

(a) Notice. If either Party believes that the other Party is in material breach of this Agreement, then the Party holding such belief (the “Non-Breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”). The Notified Party shall have [**] days to cure such breach to the extent involving non-payment of undisputed amounts due and payable hereunder, and [**] days to either cure such breach for all other material breaches. If the Notified Party fails to cure a material breach of this Agreement as provided for in this Section 13.2(a), then the Non-Breaching Party may terminate this Agreement upon written notice to the Notified Party. Notwithstanding the foregoing, if cure of a breach other than non-payment cannot reasonably be effected within such [**] day period, the Notified Party may deliver to the Non-breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing but in no event longer than an additional [**] days. Following delivery of such a plan, the Notified Party shall carry out the plan and cure the breach within the timeframe set forth in the plan and the failure of the Notified Party to cure the breach within such timeframe shall result in the immediate and automatic termination of this Agreement upon the expiration of such timeframe. Without limiting the foregoing, if SIIL materially breaches this Agreement with respect to the Manufacture of the Product and fails to timely cure such breach as provided in this Section 13.2(a), Visterra may elect to terminate this Agreement solely with respect to the rights granted to SIIL hereunder to make, have made or otherwise Manufacture the Licensed Antibody and Product upon written notice to SIIL. If Visterra so elects, promptly following the effective date of such termination, the Parties will negotiate and agree upon an agreement pursuant to which Visterra would Manufacture and supply Licensed Antibody and Product to SIIL for Development and Commercialization in the Licensed Territory.

(b) Disputes. If a Party gives notice of termination under this Section 13.2 and the other Party disputes whether such termination is proper under this Section 13.2, then the issue of whether this Agreement may properly be terminated upon expiration of the notice period (unless such breach is cured as provided in Section 13.2(a)) shall be resolved in accordance with Article 14. If as a result of such dispute resolution process it is determined that the notice of

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termination was proper, then such termination shall be deemed to be effective on the date of termination based on the original termination notice prior to the initiation of the related dispute or, if later, [**] days following the resolution of the relevant dispute. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

(c) Royalty Reduction. If Visterra materially breaches this Agreement and such breach is not cured within the applicable notice period set forth in Section 13.2(a), SIIL, at its sole discretion, may either:

(i) terminate this Agreement in accordance with Section 13.2 (in addition to pursuing any remedy that may be available to SIIL at law or in equity as a result of Visterra’s breach of this Agreement); or

(ii) elect (A) not to terminate this Agreement, (B) to retain the license granted under Section 2.1, subject to all terms and conditions hereof, and (C) pursue any remedy that may be available to SIIL at law or in equity as a result of Visterra’s breach of this Agreement, without prejudice to SIIL’s right to terminate this Agreement at a later date pursuant to Section 13.2 (for that uncured material breach or any other uncured material breach of this Agreement by Visterra). If SIIL so elects not to terminate this Agreement and such breach is undisputed or it is finally determined pursuant to Section 13.2(b) that such notice was proper, thereafter (x) the JSC shall be disbanded and, in lieu thereof, within [**] days after the end of each Calendar Year, SIIL shall deliver a written report to Visterra summarizing in reasonable detail SIIL’s efforts to Develop the Product during the just-ended Calendar Year and (y) the royalty rates set forth in Section 8.3(a) shall be reduced by [**] percent ([**]%) with respect to Net Sales occurring after the date of such notice.

13.3. Termination by SIIL. SIIL may terminate this Agreement without cause on (a) ninety (90) day’s prior written notice if the First Commercial Sale of the Product in the Licensed Territory has not occurred or (b) one hundred eighty (180) day’s prior written notice if the First Commercial Sale of the Product in the Licensed Territory has occurred.

13.4. Termination for Patent Challenge. If SIIL or any of its Affiliates (a) commences or participates in any action (including any patent opposition, re-examination or invalidation proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any Visterra Patents or any claim thereof or (b) actively assists any person or entity in bringing or prosecuting any action (including any patent opposition, re-examination or invalidation proceeding) challenging or denying the validity or enforceability of any Visterra Patents or any claim thereof (each of (a) and (b), a “Patent Challenge”), then, to the extent permitted by Law, Visterra may, in its sole discretion, give at least thirty (30) days prior written notice to SIIL that Visterra may terminate this Agreement, and, unless SIIL or its Affiliates, as applicable, withdraw or cause to be withdrawn all such challenges within thirty (30) days after SIIL’s receipt of notice regarding such Patent Challenge, Visterra may terminate this Agreement by providing written notice thereof to SIIL.

13.5. Visterra Rights upon Termination of this Agreement. If this Agreement is terminated (but not if this Agreement expires in accordance with its terms) upon such early

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termination of this Agreement, the following shall apply (in addition to any other rights and obligations otherwise under this Agreement with respect to such termination):

(a) Regulatory Filings; Data. To the extent permitted by applicable Laws, SIIL shall transfer and assign to Visterra all Regulatory Filings, Regulatory Approvals, and related preclinical, analytical, and clinical data for the Product throughout the Licensed Territory. If the transfer of any such Regulatory Filings, Regulatory Approvals, and related preclinical, analytical, and clinical data is prohibited by applicable Laws, SIIL shall grant Visterra an exclusive, perpetual, royalty-free, license and a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to such Regulatory Filings, Regulatory Approvals, and related preclinical, analytical, and clinical data to Develop, Manufacture or Commercialize the Licensed Antibody or Product and shall cooperate in good faith with Visterra to allow Visterra to make full use thereof, including by executing documents and making filings with Regulatory Authorities upon Visterra’s reasonable request.

(b) SIIL License. Within sixty (60) days following the effective date of termination, Visterra may elect upon written notice to SIIL to receive the license provided for in this Section 13.5(b). Effective upon SIIL’s receipt of Visterra’s election to receive such license, SIIL hereby grants to Visterra, a non-exclusive, royalty-bearing license under SIIL Technology to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize Products in the Licensed Territory, which license shall be effective as of the date of such termination. In consideration for such license, the Parties shall agree to, and Visterra shall pay SIIL, a commercially reasonable royalty on Net Sales of Products in the Licensed Territory which royalty shall be determined by the Parties taking into account the commercial value of such SIIL Technology and the value of any Product Marks assigned to Visterra pursuant to Section 13.5(b); provided, that in no event shall the royalty payable by Visterra to SIIL under this Section 13.5(b) exceed the royalty rate payable by SIIL under Section 8.3.

(c) Transition Assistance. SIIL shall provide such reasonable assistance, at no cost to Visterra (except as set forth in Section 13.6), as may be reasonably necessary or useful for Visterra to commence or continue, at Visterra’s cost, Developing or Commercializing Products in the Licensed Territory, to the extent SIIL is then performing or having performed such activities, including without limitation transferring or amending as appropriate, upon request of Visterra, any agreements or arrangements with Third Party vendors to sell Products in the Licensed Territory. To the extent that any such contract between SIIL and a Third Party is not assignable to Visterra, then SIIL shall reasonably cooperate with Visterra to arrange to continue to provide and provide such services from such entity.

(d) If this Agreement is terminated by Visterra under Section 13.2(a) solely with respect to the Manufacture of the Licensed Antibody or Product by SIIL, the provisions of this Section 13.5 shall apply solely with respect to such terminated rights and all other rights and obligations of SIIL hereunder shall survive.

13.6. Payment by Visterra. If this Agreement is terminated for any reason, Visterra shall reimburse SIIL for all reasonable and documented out-of-pocket and internal costs (including labor costs) incurred by SIIL in performing its obligations in Sections 13.5(a) through 13.5(c); provided, that if this Agreement is terminated by Visterra pursuant to Section 13.2 or

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13.4, Visterra may seek to recover such amounts as part of any dispute resolution proceeding brought by Visterra with respect to the breach or Patent Challenge giving rise to such termination.

13.7. Survival. Any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including payment obligations arising prior to, or as a result of a Party’s exercise of its rights or performance under this Agreement prior to, such expiration or termination. The following provisions shall survive any expiration or termination of this Agreement: Articles 1, 11 (provided that Section 11.5 shall survive solely to the extent applicable to a Party’s obligations following expiration or termination of the Agreement), 12 and 14 and Sections 2.2(b), 2.2(c), 2.2(d), 2.3(d), 4.5, 4.6, Sentences 3, 6 and 7 of Section 5.5, 6.4, 8.3(e), 8.4, 8.5, 8.6, 8.7, 9.1, 9.2, 10.6, 10.7, 13.1, 13.5, 13.6, 13.7, 15.1, 15.3, 15.4 and 15.6 through 15.13.

ARTICLE 14

DISPUTE RESOLUTION

14.1. Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner.

14.2. Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties (or any senior executive reporting directly to either Party’s Chief Executive Officer) for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. If no resolution is reached, then each Party may seek any legal remedy available to it to the extent permitted under this Agreement.

ARTICLE 15

MISCELLANEOUS

15.1. Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No

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subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

15.2. Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.3. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Visterra:	Visterra, Inc.
One Kendall Square, Suite B3301
Cambridge, MA 02139
Attention: Chief Executive Officer
Fax: 617 498-1073

With a copy to:	Visterra, Inc.
One Kendall Square, Suite B3301
Cambridge, MA 02139
Attention: Legal Department
Fax: 617 498-1073

And a copy to:	Cooley LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656
Attn: Kenneth J. Krisko
Fax: 703-456-8100

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If to SIIL:	Serum Institute of India Ltd.
401, Sarosh Bhavan
16-B/1 Dr. Ambedkar Road
Pune 411001, INDIA
Attention: Makarand Karkare, Company Secretary
Fax: +91 20 26133228

15.4. No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.5. Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other change of control transaction) (an “Acquisition”). Notwithstanding the foregoing, a stock sale to the underwriters of a public offering of a Party’s capital stock or to other Third Parties solely for the purpose of financing or a transaction solely to change the domicile of a Party shall not constitute an Acquisition. Any permitted successor or assignee of rights or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect. In the event of an Acquisition of a Party (the “Acquisition Party”), the Acquisition Party shall, as soon as reasonably practicable following first public announcement of such Acquisition, provide the other Party with written notice of such Acquisition, after which, the other Party shall, for a period of [**] calendar days from such Party’s receipt of notice from the Acquisition Party, have the absolute right and discretion to terminate this Agreement by providing the Acquisition Party with a written notice of termination within such [**] calendar day period, which termination shall be effective [**] days from the Acquisition Party’s receipt of such notice of termination.

15.6. Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7. Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to

License Agreement SIIL-Visterra – EXECUTION VERSION	Page 45

invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.8. No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.9. Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.10. English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. To the extent this Agreement requires a Party to provide to the other Party Information, correspondence, notice or other documentation, such Party shall provide such Information, correspondence, notice or other documentation in the English language.

15.11. Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

15.12. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition, this Agreement may be executed by facsimile or “PDF” and such facsimile or “PDF” signature shall be deemed to be an original.

15.13. Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) all definitions set forth herein shall be deemed applicable whether the words defined are used herein with initial capital letters in the singular or the plural, (b) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (c) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any entity shall be construed to include the entity’s successors and assigns, (e) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (f) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written

License Agreement SIIL-Visterra – EXECUTION VERSION	Page 46

agreement, letter, approved minutes or otherwise, (g) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof and (h) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”, (i) words of any gender include each other gender, (j) words such as “herein”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (k) words using the singular shall include the plural, and vice versa, (l) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import and (m) unless “Business Days” is specified, “days” shall mean “calendar days.”

[Signature Page Follows]

License Agreement SIIL-Visterra – EXECUTION VERSION	Page 47

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

VISTERRA, INC.		SERUM INSTITUTE OF INDIA LTD.

By:	/s/ Brian J. G. Pereira	By:	/s/ Adar C. Poonawalla

Name:	Brian J. G. Pereira	Name:	Adar C. Poonawalla

Title:	CEO	Title:	CEO and Executive Director

License Agreement SIIL-Visterra – EXECUTION VERSION	Page 48

Exhibit A

Licensed Antibody

VH amino acid sequence

[**]

VL amino acid sequence

[**]

License Agreement SIIL-Visterra – EXECUTION VERSION	Exhibit A

Exhibit B

Visterra Patents

Client Matter	Type	Status	App. No.	File Date	Country	Client Ref.	Title
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

License Agreement SIIL-Visterra – EXECUTION VERSION	Exhibit B

Exhibit C

Research and Development Plan

Research and Development Plan for

Dengue Monoclonal Antibody (VIS513)

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of five pages were omitted. [**]

License Agreement SIIL-Visterra – EXECUTION VERSION	Exhibit C

Schedule 2.8

Technology Transfer

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**].

License Agreement SIIL-Visterra – EXECUTION VERSION	Schedule 2.8